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                                                                    EXHIBIT 99.2

March 27, 2002



United States Securities And Exchange Commission
Washington, D.C.


To The Commission,

Pursuant to Securities And Exchange Commission ("SEC ") final rules, Release No. 33-8070: Requirements for Arthur Andersen LLP Auditing Clients, VISX, Incorporated ("VISX") states that it has received the following representation from its independent public accountant, Arthur Andersen LLP ("Andersen"), regarding Andersen's audit of VISX.

The audit of VISX, Incorporated as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

Sincerely,

VISX, Incorporated

/s/ Timothy R. Maier

Executive Vice President,
Chief Financial Officer and Treasurer